Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2009 FINANCIAL RESULTS

–      Fiscal year revenue of $236.3 million down 11% – Gross Merchandise Volume (GMV) of $356.0 million down 1% - Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $23.6 million down 10% –

–

– Fourth quarter revenue of $62.9 million down 11% – GMV of $92.1 million down 8% - Adjusted EBITDA of $7.1 million even with last year –

WASHINGTON – December 3, 2009 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its fiscal year (FY-09) and fourth quarter (Q4-09) ended September 30, 2009.  Liquidity Services, Inc. provides business and government clients and buying customers transparent, innovative and effective online marketplaces and integrated services for surplus assets.

Liquidity Services, Inc. (LSI or the Company) reported consolidated FY-09 revenue of $236.3 million, a decrease of approximately 11% from the prior year.  Adjusted EBITDA for FY-09 was $23.6 million, a decrease of approximately 10% from the prior year.  FY-09 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was $356.0 million, a decrease of approximately 1% from the prior year.

The Company reported consolidated Q4-09 revenue of $62.9 million, a decrease of approximately 11% from the prior year’s comparable period.  Adjusted EBITDA for Q4-09 was $7.1 million, which was even with the prior year’s comparable period.  GMV was $92.1 million for Q4-09, a decrease of approximately 8% from the prior year’s comparable period.

Net income in FY-09 was $5.7 million or $0.21 diluted earnings per share.  Adjusted net income in FY-09 was $8.4 million, a decrease of approximately 41% from the prior year, or $0.30 adjusted diluted earnings per share.  Net income in Q4-09 was $0.6 million or $0.02 diluted earnings per share.  Adjusted net income in Q4-09 was $0.9 million, a decrease of approximately 73% from the prior year’s comparable period, or $0.03 adjusted diluted earnings per share.  Net income and adjusted net income for the year and the fourth quarter were adversely affected by a sharp increase in the Company’s effective income tax rate (from 46% to 58% for the year and 85% for the fourth quarter) due to the recording of an allowance, during the fourth quarter, against the deferred tax assets of our UK subsidiary, consisting principally of net operating loss carryforwards. This does not affect cash taxes and excluding this tax adjustment, adjusted diluted earnings per share for the fourth quarter would have been $0.11 and $0.38 for the year.

We estimate that our future effective income tax rate will be approximately 46%, which is comprised of (1) approximately 35% for federal taxes, (2) approximately 8% for state taxes, and (3) approximately 3% for book and tax differences including stock based compensation expenses, primarily related to employee stock options, which are currently expensed in our financial statements but are not deductable for tax purposes until they are exercised.

“LSI generated solid results during Q4-09 in line with our guidance range during a seasonally low quarter for the Company.  GMV was up slightly (2%) sequentially, driven by better than expected property mix and volume in our scrap business.  Adjusted EBITDA was in line with our expectations, although we incurred higher than expected losses in our UK business due to slower than expected ramp up from new sellers following the loss of our largest UK seller last quarter due to their restructuring,” said Bill Angrick, Chairman and CEO of LSI.

“Fiscal Year 2009 was a year with two distinct halves for LSI.  The first two quarters of the year were challenging for the business as: (i) our commercial and municipal government sellers were severely impacted by the economic downturn resulting in a material decrease in product flow through our marketplaces; (ii) our scrap business was down more than 46% as a result of a precipitous decline in commodity prices; and (iii) our new Surplus Contract was delayed until February 2009.  During this period of uncertainty, LSI remained focused on executing our key initiatives to ensure the Company was well positioned to drive long term results for shareholders, including: (i) the successful launch of our new Surplus contract, (ii) improving operations and service levels in our commercial business, (iii) expanding the size and participation of our buyer base and (iv) making our marketplaces easier to use.  The results of these efforts are reflected in the second half of FY09.  Adjusted EBITDA grew 112% in the second half of the year compared to the first half.  In addition, Adjusted EBITDA margin improved significantly from 6.5% of revenue and 4.4% of GMV in the first half of the year to 13.2% and 8.8%, respectively for the second half of the year.  We believe our continued focus on driving operational efficiencies, investing in innovation and enhancing value for our clients and buying customers positions us well for fiscal year 2010 and continued long term profitable growth and market leadership.” said Mr. Angrick.

“The operational foundation we created in the second half of FY-09 and our financial strength will enable us to emerge as an even stronger player in the reverse supply chain market during FY-10,” said Mr. Angrick. “We plan to focus on the following key areas during FY-10 which we believe will build long term value for our stockholders: (i) increase the number of Fortune 1000 and municipal government clients selling on our platform through expanded direct sales efforts and channel partner relationships, (ii) develop new buyer channels and offerings to optimize the net recovery for our clients, (iii) strengthen the branding of our services and e-commerce marketplaces to buyers and sellers  and (iv) continue to enhance operations and service levels to improve the customer experience.”

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Business Outlook

While we are pleased with our recent progress, our overall outlook remains cautious due to the economic environment and its impact on the retail supply chain. We are in a period of economic uncertainty and unprecedented market volatility which makes it more difficult for us to forecast business trends and the timing of selected new programs, resulting in a wider than usual guidance range. In the short term, we believe changes in consumer spending patterns may reduce the overall supply of goods in the reverse supply chain and the volume and value of goods sold in our commercial marketplace. In the longer term, we expect our business to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record and demonstrated financial strength, we expect our competitive position to strengthen.

The following forward looking statements reflect the following trends and assumptions for the next quarter and FY 2010:

(i)            stabilized commodity prices in our scrap business;

(ii)           stabilized average sales prices realized in our commercial, state and local government marketplaces;

(iii)          the wind down of property sales under our original Surplus Contract in the second quarter;

(iv)          The loss of approximately $16 million in GMV in our surplus business compared to FY2009 related to the removal of certain property categories by the Government under the terms of our new Surplus Contract.

(v)           an effective income tax rate of 46%;

(vi)          improved operations and service levels in our commercial business, which we expect will continue to improve margins during the fiscal year; and

(vii)         our expectation that we will achieve less than optimal results in our U.K. business in the near term as we replace the lost volume from one of our major U.K. clients, which restructured their business.

Our results may also be materially affected by changes in business trends and our operating environment, and by other factors, such as, investments in infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap contract and have assumed for purposes of providing guidance regarding our projected financial results for fiscal year 2010 that we will again receive this incentive payment.

GMV – We expect GMV for fiscal year 2010 to range from $360 million to $400 million.  We expect GMV for Q1-10 to range from $82 million to $92 million.

Adjusted EBITDA – We expect Adjusted EBITDA for fiscal year 2010 to range from $26 million to $30 million.  We expect Adjusted EBITDA for Q1-10 to range from $6.0 million to $7.0 million.

Adjusted Diluted EPS – We estimate Adjusted Earnings Per Diluted Share for fiscal year 2010 to range from $0.40 to $0.48.  In Q1-10, we estimate Adjusted Earnings Per Diluted Share to be $0.09 to $0.11.

Our guidance adjusts EBITDA and Diluted EPS for the effects of FAS 123(R), which we estimate to be approximately $2.0 million to $2.2 million per quarter for fiscal year 2010.  The Company expects its trend of increasing stock based compensation costs to moderate in fiscal year 2011.

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Key FY-09 and Q4-09 Operating Metrics

Registered Buyers — At the end of FY-09, registered buyers totaled approximately 1,202,000, representing a 20% increase over the approximately 999,000 registered buyers at the end of FY-08.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 2,118,000 in FY-09, an approximately 21% increase over the approximately 1,751,000 auction participants in FY-08.  Auction participants increased to approximately 521,000 in Q4-09, an approximately 12% increase over the approximately 467,000 auction participants in Q4-08.

Completed Transactions — Completed transactions increased to approximately 469,000, an approximately 26% increase for FY-09 from the approximately 372,000 completed transactions in FY-08.  Completed transactions increased to approximately 121,000, an approximately 10% increase for Q4-09 from the approximately 109,000 completed transactions in Q4-08.

GMV and Revenue Mix — GMV and revenue continue to diversify, as a result, the percentage of GMV and revenue derived from our DoD Contracts during FY-09 decreased to 36.0% and 54.3%, respectively, compared to 45.8% and 62.4%, respectively, in FY-08.  The table below summarizes GMV and revenue by pricing model.

GMV Mix

	FY-09	FY-08	Q4-09	Q4-08
Profit-Sharing Model:
Original Surplus Contract	12.8%	23.0%	3.7%	22.8%
Scrap	14.2%	22.8%	18.1%	20.9%
Total Profit Sharing	27.0%	45.8%	21.8%	43.7%
Consignment Model:
GovDeals	21.4%	15.2%	22.2%	17.9%
Commercial – US	19.6%	17.9%	15.5%	18.0%
Total Consignment	41.0%	33.1%	37.7%	35.9%
Purchase Model:
Commercial – US	18.0%	17.3%	17.7%	14.2%
New Surplus Contract	9.0%	—	17.9%	—
Commercial – International	3.6%	2.0%	3.5%	4.2%
Total Purchase	30.6%	19.3%	39.1%	18.4%

Other	1.4%	1.8%	1.4%	2.0%
Total	100.0%	100.0%	100.0%	100.0%

Revenue Mix

	FY-09	FY-08	Q4-09	Q4-08
Profit-Sharing Model:
Original Surplus Contract	19.2%	31.3%	5.5%	32.2%
Scrap	21.5%	31.1%	26.5%	29.6%
Total Profit Sharing	40.7%	62.4%	32.0%	61.8%
Consignment Model:
GovDeals	2.5%	1.5%	2.7%	2.0%
Commercial – US	8.1%	6.1%	5.7%	6.2%
Total Consignment	10.6%	7.6%	8.4%	8.2%
Purchase Model:
Commercial – US	27.1%	23.5%	26.0%	20.2%
New Surplus Contract	13.6%	—	26.2%	—
Commercial – International	5.4%	2.7%	5.1%	6.0%
Total Purchase	46.1%	26.2%	57.3%	26.2%

Other	2.6%	3.8%	2.3%	3.8%
Total	100.0%	100.0%	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income less (a) interest income and other income, net; plus (b) provision for income taxes; (c) amortization of contract intangibles; and (d) depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008
	(In thousands)
Net income	$642	$2,697	$5,719	$11,553
Interest income and other income, net	(157)	(93)	(516)	(1,495)
Provision for income taxes	3,636	2,369	7,961	8,546
Amortization of contract intangibles	203	203	813	813
Depreciation and amortization	971	647	3,116	2,083

EBITDA	5,295	5,823	17,093	21,500
Stock compensation expense	1,764	1,234	6,465	4,674

Adjusted EBITDA	$7,059	$7,057	$23,558	$26,174

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008
	(Dollars in thousands, except per share data)
Net income	$642	$2,697	$5,719	$11,553
Stock compensation expense (net of tax)	265	657	2,702	2,687

Adjusted net income	$907	$3,354	$8,421	$14,240

Adjusted basic earnings per common share	$0.03	$0.12	$0.30	$0.51

Adjusted diluted earnings per common share	$0.03	$0.12	$0.30	$0.51

Basic weighted average shares outstanding	27,528,902	27,998,413	27,699,223	27,964,748

Diluted weighted average shares outstanding	27,831,815	28,001,549	27,846,693	28,151,878

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Conference Call

The Company will host a conference call to discuss the fiscal 2009 and fourth quarter 2009 results at 5 p.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 866-202-4367 or 617-213-8845 and providing the participant pass code 61238434. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  A replay of the web cast will be available on the Company’s website for 30 calendar days ending January 3, 2010 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until January 3, 2010 at 11:59 p.m. ET.  To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 88976698.  Both replays will be available starting at 8:00 p.m. on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this press release, to the most directly comparable GAAP measures, can be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; and our ability to successfully complete the integration of any acquired companies into our existing operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About LSI

LSI enables buyers and sellers to transact in an efficient, automated online auction environment. The Company’s marketplaces provide professional buyers access to a global, organized supply of wholesale surplus and salvage assets presented with digital images and other relevant product information. Additionally, LSI enables its corporate and government sellers to enhance their financial return on excess assets by providing a liquid marketplace and value-added services that are integrated into a single offering. The Company organizes its products into categories across major industry verticals such as consumer electronics, general merchandise, apparel, scientific equipment, aerospace parts and equipment, technology hardware, and scrap metals. The Company’s online auction marketplaces are www.liquidation.com, www.govliquidation.com, www.govdeals.com and www.liquibiz.com. LSI also operates a wholesale industry portal, www.goWholesale.com, that connects advertisers with buyers seeking products for resale and related business services.

Contact:

Julie Davis

Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservicesinc.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	September 30,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$33,538	$51,954
Short-term investments	30,616	11,244
Accounts receivable, net of allowance for doubtful accounts of $613 and $519 in 2009 and 2008, respectively	4,243	4,658
Inventory	14,280	13,327
Prepaid expenses, deferred taxes and other current assets	8,705	7,653
Total current assets	91,382	88,836
Property and equipment, net	6,147	4,730
Intangible assets, net	4,203	5,561
Goodwill	33,738	34,696
Other assets	3,118	3,344
Total assets	$138,588	$137,167
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,456	$8,303
Accrued expenses and other current liabilities	14,740	10,314
Profit-sharing distributions payable	4,538	10,312
Customer payables	6,797	8,841
Current portion of capital lease obligations	56	22
Total current liabilities	31,587	37,792
Capital lease obligations, net of current portion	82	44
Deferred taxes and other long-term liabilities	2,937	2,961
Total liabilities	34,606	40,797
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 28,271,983 shares issued and 27,564,521 shares outstanding at September 30, 2009; 28,023,361 shares issued and outstanding at September 30, 2008	28	28
Additional paid-in capital	73,641	65,973
Treasury stock, at cost	(3,874)	—
Accumulated other comprehensive loss	(3,618)	(1,717)
Retained earnings	37,805	32,086
Total stockholders’ equity	103,982	96,370
Total liabilities and stockholders’ equity	$138,588	$137,167

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Liquidity Services, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008
Revenue	$62,920	$70,362	$236,283	$263,941
Costs and expenses:
Cost of goods sold (excluding amortization)	24,611	20,186	86,591	71,303
Profit-sharing distributions	11,102	23,469	45,333	91,106
Technology and operations	11,460	10,824	46,479	41,512
Sales and marketing	4,951	4,478	18,253	16,997
General and administrative	5,501	5,582	22,534	21,523
Amortization of contract intangibles	203	203	813	813
Depreciation and amortization	971	647	3,116	2,083

Total costs and expenses	58,799	65,389	223,119	245,337

Income from operations	4,121	4,973	13,164	18,604
Interest income and other income, net	157	93	516	1,495

Income before provision for income taxes	4,278	5,066	13,680	20,099
Provision for income taxes	(3,636)	(2,369)	(7,961)	(8,546)

Net income	$642	$2,697	$5,719	$11,553

Basic earnings per common share	$0.02	$0.10	$0.21	$0.41

Diluted earnings per common share	$0.02	$0.10	$0.21	$0.41

Basic weighted average shares outstanding	27,528,902	27,998,413	27,699,223	27,964,748

Diluted weighted average shares outstanding	27,831,815	28,001,549	27,846,693	28,151,878

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Liquidity Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008
Operating activities
Net income	$642	$2,697	$5,719	$11,553
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,175	850	3,929	2,895
Stock compensation expense	1,763	1,234	6,465	4,674
Provision (benefit) for doubtful accounts	148	(672)	93	(736)
Deferred tax benefit	(1,534)	(1,305)	(1,534)	(1,305)
Changes in operating assets and liabilities:
Accounts receivable	(632)	261	356	2,107
Inventory	(795)	3,311	(801)	4,615
Prepaid expenses and other assets	3,139	1,571	475	(405)
Accounts payable	(200)	(598)	(2,848)	2,602
Accrued expenses and other	(925)	2,506	4,427	(2,030)
Profit-sharing distributions payable	1,300	2,297	(5,773)	3,393
Customer payables	535	1,154	(2,088)	2,512
Other liabilities	(43)	(892)	215	(884)

Net cash provided by operating activities	4,573	12,414	8,635	28,991
Investing activities
Purchases of short-term investments	(14,457)	(10,874)	(35,113)	(36,180)
Proceeds from the sale of short-term investments	5,722	357	15,737	46,400
Increase in goodwill and intangibles and cash paid for acquisitions	(793)	4	(954)	(25,664)
Purchases of property and equipment	(917)	(427)	(3,681)	(1,669)

Net cash used in investing activities	(10,445)	(10,940)	(24,011)	(17,113)
Financing activities
Principal repayments of capital lease obligations and debt	(14)	(5)	(27)	(51)
Proceeds from exercise of common stock options and warrants (net of tax)	132	237	1,081	345
Incremental tax benefit from exercise of common stock options	62	115	121	133
Repurchases of common stock	—	—	(3,874)	—

Net cash provided by (used in) financing activities	180	347	(2,699)	427
Effect of exchange rate differences on cash and cash equivalents	(224)	(489)	(341)	(305)

Net increase (decrease) in cash and cash equivalents	(5,916)	1,332	(18,416)	12,000
Cash and cash equivalents at beginning of the period	39,454	50,622	51,954	39,954

Cash and cash equivalents at end of period	$33,538	$51,954	$33,538	$51,954
Supplemental disclosure of cash flow information
Property and equipment acquired through capital leases	—	$65	$100	$65
Cash paid for income taxes	$2,088	2,276	9,215	11,656
Cash paid for interest	4	3	44	23